EXHIBIT 99.4m


                         NORTHERN LIFE INSURANCE COMPANY
                               A RELIASTAR COMPANY
                 P.O. Box 12530, Seattle, Washington 98111-4530

This Endorsement is part of your Contract. The provisions of this Endorsement supersede any conflicting provisions in your Contract or in any prior endorsements.

"We" are the Northern Life Insurance Company.


The following is added to Section 4 of your Contract.

Before the Policy Start Date, we will waive the Withdrawal Factor if any of the following occurs.

1. If the Annuitant becomes totally disabled. "Total Disability" is defined as being separated from service, unable to perform the duties of his or her job, and receiving disability benefits under a state retirement plan or other retirement plan. We may require proof of Total Disability.

2. If the Annuitant has retired and is receiving a retirement benefit under a state retirement plan or other retirement plan.

3. If the Annuitant terminates his or her employment, decides to take a lump sum distribution,and the Policy Value of the Contract is less than $2,000.00.

Notwithstanding anything else in the Contract, the provisions of this Endorsement are controlling.


The Effective Date of this Endorsement is____________________________________


                                              /s/ Susan M. Bergen
                                                   Secretary


                               WAIVER ENDORSEMENT
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